UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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Match Group, Inc.
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Dear Match Group Stockholder,
Match Group, Inc. (“Match Group” or the “Company”) is providing the following supplemental information regarding the Compensation Discussion and Analysis included in the Company’s proxy statement for the 2023 Annual Meeting of Stockholders to be held on June 22, 2023. In light of the rationale described in the proxy statement and the additional information set forth in this supplement, the Board of Directors recommends that stockholders vote FOR the advisory vote on the compensation of Match Group’s named executive officers (“NEOs”).
Compensation Philosophy Supports Resiliency in the Face of Economic Volatility and Personnel Changes
We apply a rigorous performance-based approach to our executive compensation, allocating a significant portion of target compensation opportunities to at-risk variable incentives. We emphasize long-term equity compensation to motivate behaviors that align with stockholders’ interests and deliver value based on performance, while managing to maintain prudent equity usage levels.
To support our business growth and talent strategy, we incorporate multiple inputs when making compensation decisions, rather than applying a strictly formulaic approach, and consider a variety of factors particular to a given NEO’s situation, including our firsthand experience with the competition for recruiting and retaining executives, the negotiations process, and comparative market data, among other factors.
The sign-on compensation package provided to our new CEO in 2022 and his normalized target compensation for 2023 underscore our commitment to a pay for performance mindset, accountability to our stockholders and focus on long-term growth incentives.
2022 Retention Incentives Support Growth Strategy and Successful Executive Leadership Team Relaunch
Following the CEO transition in May 2022, to ensure retention of our Chief Financial Officer and Chief Operating Officer, in June 2022, the Compensation and Human Resources Committee (the “Committee”) approved an amended and restated employment agreement with Mr. Swidler after careful evaluation of Mr. Swidler’s existing compensation arrangements. The Committee determined that it was essential to provide stability during the CEO transition and a challenging economic environment.
Under the terms of the amended agreement, Mr. Swidler received long-term retention awards that included (i) a special restricted stock unit (“RSU”) award valued at $3 million, cliff-vesting on the third anniversary of the grant date, subject to continued service through the vesting date; and (ii) a special performance-based RSU (“PSU”) award with a target value of $4 million with vesting tied to the achievement of rigorous three-year relative total stockholder return goals.
To support nearer term retention through the immediate period that followed the CEO transition and the uncertainty of the second half of 2022, while the new organizational structure was being formed, the amended agreement included the following incentives:
•Subject to Mr. Swidler’s continued employment through August 31, 2022, acceleration of all Mr. Swidler’s outstanding time-vesting equity awards that were eligible to vest in 2023, all of which were scheduled to vest in February or March 2023, and a $1 million annual bonus for 2022; and
•Subject to Mr. Swidler’s continued employment through December 31, 2022, acceleration of all then-unvested time-vesting awards, and an increase to $2 million of the annual bonus for 2022 (equal to his bonus for 2021).

The Committee, with the assistance of its independent compensation consultant, evaluated a range of retention options, considering current market benchmarks and special incentive reward practices during the period of CEO transition, particularly in instances of an external CEO hire, and a broader leadership team restructuring. The Committee also considered potential costs associated with attracting a new Chief Financial Officer and Chief Operating Officer and the long-term impact it could have had on the new organizational structure that was considered at that time and announced in January 2023. On balance, the Committee determined that acceleration of service-based equity incentives and reasonable retention cash awards (at levels not to exceed his prior year bonus) during the pivotal transition period were necessary to maintain cohesiveness of our executive team and success of the organizational structure realignment designed to maximize profitability, enhance growth, streamline operations, and prioritize new business opportunities as part of our stockholder value-creation strategy.
Incentive Programs Aligned with Long-Term Stockholder Interests
We are focused on aligning our pay with performance and stockholder experience. Illustrative of this, bonuses under our annual incentive program tend to be highly variable from year-to-year and the Company’s performance is the dominant driver of the ultimate bonus program outcomes. On average, 2022 bonus payouts across the Company were 85% of target as a result of 2022 performance not meeting all expectations.
Based on our prior say-on-pay vote outcomes, we believe our stockholders are supportive of our approach to executive compensation. In this year’s analysis of our executive compensation program, ISS also noted an overall low concern on the pay-for-performance quantitative screens, stating that our “pay and performance were reasonably aligned for the year in review”.
Beginning in 2021, in alignment with market practices, the Committee introduced PSUs for certain of our NEOs to foster stronger alignment with stockholder interests and to encourage focus on stock price appreciation over the long term. The 2021 PSUs are earned and vest in two equal installments on the third and fourth anniversaries of the grant date depending on Match Group’s relative stock growth.
In February 2022, in consultation with its independent compensation consultant, to account for the overweighting of larger companies in the Nasdaq-100, the Committee approved an amendment of the 2021 PSUs to adjust the benchmark used in calculating Match Group’s relative stock growth, from the Nasdaq-100 index composite stock price, to the stock price of the median company within the same index. The payouts will be capped at target if relative stock growth is zero. No PSUs will be earned or vested if both the relative stock growth and Match Group’s stock growth are negative for the applicable performance period. The Committee considered the change to be essentially technical in nature without any additional material economic benefit delivered to the executives. While the outcome of the 2021 PSU program remains uncertain, the adjusted incentive program design is more aligned with the long-term interests of our stockholders and our peer group and market standard to maintain competitiveness of our compensation program.
The Committee carefully considered the 2022 executive compensation and determined that it was rooted in our pay-for-performance philosophy and served the long-term interests of our stockholders. Therefore, we respectfully urge you to vote FOR the advisory vote on the compensation of Match Group’s NEOs.